Exhibit 99.1

FOR IMMEDIATE RELEASE:

LABOR READY TO PRESENT COMPANY UPDATE

Reaffirms 2006 Forecasts and Provides 2007 Outlook

TACOMA, WA, November 15, 2006—Labor Ready, Inc. (NYSE: LRW) CEO and President Steve Cooper and CFO Derrek Gafford will review the company’s current strategies and operational trends with analysts and portfolio managers at 11:30 a.m. (ET), today in New York City. The presentation will be available on the Labor Ready website (http://www.laborready.com) under Investor Relations.

In anticipation of management’s presentation, the company reaffirmed its previously released forecast for the fourth quarter of 2006. The company estimates revenue for the fourth quarter to be between $342 million and $345 million. Estimated net income per diluted share for the fourth quarter is expected to be between $.29 and $.31.

Management also provided their initial outlook for fiscal year 2007. Net income per share for the year is estimated to be between $1.40 and $1.45. Estimated revenue for the year is expected to be in the range of $1.395 to $1.425 billion. Labor Ready also announced plans to open approximately 40 branch offices in 2007.

The company expects to release its financial results for the fourth quarter ending Dec. 29, 2006 before the market opens on Feb. 1, 2007 and will host a conference call at 8 a.m. (PT) on Feb. 1, 2007. Details for the conference call will be announced separately.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small-

to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 925 branch offices in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291